Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-178005) and S-3 (No. 333-185366) of LRR Energy, L.P. (“the Partnership”) of our report dated June 7, 2013 relating to the Statement of Revenues and Direct Operating Expenses of the Mid-Continent Properties acquired by the Partnership from Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P., which appears in this Current Report on Form 8-K/A of the Partnership dated April 1, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 7, 2013